As filed with the Securities and Exchange Commission on
                       March 29, 1999.
                                  Registration No. 333-02025




          SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.    20549

               Post Effective Amendment No. 1

                             to

                          FORM S-8
   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                 PETROLEUM HELICOPTERS, INC.
   (Exact name of Registrant as specified in its charter)

         Louisiana                      72-0395707
      (State or other                (I.R.S. Employer
      jurisdiction of             Identification  Number)
     incorporation or
       organization)

                2121 Airline Drive, Suite 400
               Metairie, Louisiana 70001-5979
              (Address, including zip code, of
          Registrant's principal executive offices)

                    Amended and Restated
Petroleum Helicopters, Inc. 1995 Incentive Compensation Plan
                  (Full title of the Plan)

                      Carroll W. Suggs
                    Chairman of the Board
                 Petroleum Helicopters, Inc.
                2121 Airline Drive, Suite 400
               Metairie, Louisiana 70001-5979
                       (504) 828-3323
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copy to:
                   Anthony J. Correro, III
  Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
               201 St. Charles Ave., 46th Flr.
              New Orleans, Louisiana 70170-4600
                       (504) 586-5253

                           PART II

           INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed by Petroleum Helicopters, Inc. (the "Company" or "PHI") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1998 filed pursuant to
Section 13 of the Securities Exchange Act of 1934 (the "1934
Act").
(b) The description of the Voting Common Stock and the Non-Voting Common Stock of the Company included in
Item 1 of the amendment on Form 8-A/A01 dated November 28, 1995, to the Company's Registration Statement on Form 8-A, which amendment was filed with the Commission on December 1, 1995.

     All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Louisiana Business Corporation Law (the "LBCL"),
     Section 83, gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; subject to specific conditions and exclusions gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes Louisiana corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

     PHI's Articles of Incorporation confirm the authority of the Board of Directors to (i) adopt by-laws or resolutions providing for indemnification of directors, officers and other persons to the fullest extent permitted by law, (ii) enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law, and (iii) exercise its powers to procure directors' and officers' liability insurance. The Articles of Incorporation also provide that any amendment or repeal of any by-law or resolution relating to indemnification would not adversely affect any person's entitlement to indemnification whose claim results from conduct occurring prior to the date of such amendment or repeal.

     PHI's by-laws expressly provide for indemnification of directors, officers and employees to the fullest extent permitted by law against any costs incurred by any such person in connection with any threatened, pending or completed claim, action, suit or proceeding against such person or as to which such person is involved solely as a witness or person required to give evidence, because he or she is a director, officer or employee of PHI.

     PHI has entered into indemnification contracts with its directors that provide for the elimination, to the fullest extent permitted by law, of any director's liability to PHI or its shareholders for monetary damages for breach of his or her fiduciary duty as a director and will provide the contracting director with certain procedural and substantive rights to indemnification. Such indemnification rights apply to acts or omissions of directors, whether such acts or omissions occurred before or after the effective date of the contract.

     In addition, PHI maintains an insurance policy designed to reimburse PHI for any payments made by it pursuant to its indemnification obligations. Such policy has coverage of $20 million.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

Item 8.  EXHIBITS.

(c)       5    Opinion of Correro Fishman Haygood Phelps
          Walmsley & Casteix L.L.P.

          23.1 Consent of KPMG LLP.

          23.2 Consent of Correro Fishman Haygood Phelps
          Weiss Walmsley & Casteix L.L.P. (included in
          Exhibit 5).

Item 9.  UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

               (1)  To file, during any period in which
offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)  To remove from registration by means of
a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.






                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Parish of Jefferson, State of Louisiana, on March 19, 1999.


                                PETROLEUM HELICOPTERS, INC.


                                By: /s/Carroll W. Suggs
                                   ------------------------------
                                       Carroll W. Suggs, Chairman
                                       President and Chief Executive
                                       Officer





                      POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that such person whose signature appears immediately below constitutes and appoints Carroll W. Suggs, Robert D. Cummiskey, Jr. and Michael J. McCann or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.



      Signature               Title                  Date
--------------------       -----------       --------------------

/s/Carroll  W. Suggs
   -----------------
   Carroll W. Suggs    Chairman, President      March 19, 1999
                        and Chief Executive
                        Officer
                        (Principal Executive
                         Officer)


/s/Michael J. McCann
  ------------------
   Michael J. McCann   Chief Financial Officer
                       (Principal Financial     March 19, 1999
                       Officer and Principal
                       Accounting Officer)


/s/Leonard M. Horner
  ------------------
   Leonard M. Horner    Director                March 19, 1999


/s/Thomas H. Murphy
  -----------------
   Thomas H. Murphy     Director                March 19, 1999


/s/James McFarland
  ----------------
   James McFarland      Director                March 19, 1999


/s/Bruce Whitman
  ---------------
   Bruce Whitman       Director                 March 19, 1999